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                                                                  EXHIBIT 5

                  [Letterhead of Dechert Price & Rhoads]


                                      March 29, 1994



American Water Works Company, Inc.
1025 Laurel Oak Road
Voorhees, NJ  08043

Ladies and Gentlemen:

     American Water Works Company, Inc., a Delaware corporation (the "Company"), is about to file a registration statement (the "Registration Statement") on Form S-8 with the Securities and Exchange Commission relating to the offering of an additional 500,000 shares (the "Additional Shares") of its Common Stock, par value $1.25 per share, pursuant to the Employees' Stock Ownership Plan of American Water Works Company, Inc. and Its Designated Subsidiaries (the "Plan").

     We are informed by the Company, and we have assumed for the purposes of this opinion, that the Additional Shares will be newly issued shares of Common Stock of the Company purchased by the Plan directly from the Company. The Company has 100,000,000 authorized shares of Common Stock, of which approximately 31,000,000 are now outstanding and approximately 32,000,000 are reserved for issuance in connection with various other plans of the Company.

     We have examined such corporate records of the Company and other documents as we have deemed appropriate to give this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.

     2. The Additional Shares have been duly authorized and, when issued and sold in accordance with the Plan, and upon receipt by the Company of the consideration therefor, will be validly issued, fully paid and nonassessable.

     3. No personal liability will attach to the ownership of the Additional Shares under the laws of the State of Delaware.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                     Very truly yours,


                                     /s/ Dechert Price & Rhoads
                                     Dechert Price & Rhoads